                                                               Filed Pursuant to
                                                         Rule 424 (b)(3) and (c)
                                                              File No. 333-69812

                            ASYST TECHNOLOGIES, INC.

                                   $86,250,000

      5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE JULY 3, 2008 AND SHARES OF
               COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                ------------------------------------------------

     This prospectus supplement should be read in conjunction with the prospectus dated October 18, 2001, which is to be delivered with this prospectus supplement.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

                ------------------------------------------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                ------------------------------------------------

     The table and related notes, and the paragraph immediately following the table and related notes, appearing in the prospectus under the heading "Selling Securityholders" is superseded by the following table and related notes, and the following paragraph immediately following the table and related notes:

                                      PRINCIPAL
                                        AMOUNT                                        PRINCIPAL
                                       OF NOTES                                    AMOUNT OF NOTES  COMMON STOCK
                                     BENEFICIALLY   COMMON STOCK                    OWNED AFTER      OWNED AFTER
                                       OWNED AND    BENEFICIALLY      COMMON STOCK  COMPLETION OF   COMPLETION OF
NAME                                  OFFERED(1)       OWNED(2)         OFFERED       OFFERING        OFFERING
----                                 ------------   ------------      ------------ ---------------  -------------
AIG Soundshore Holdings Ltd.          $ 1,570,000        103,426           103,426          --              --

AIG Soundshore Opportunity Holding
Fund Ltd.                               1,893,000        124,704           124,704          --              --

AIG Soundshore Strategic Holding
Fund Ltd.                                 537,000         35,375            35,375          --              --

Alexandra Global Investment Fund 1
LTD.                                    3,450,000        227,273           227,273

Amaranth LLC                            5,000,000        329,381           329,381          --              --

American Samoa Government                  22,000          1,449             1,449          --              --

Argent Classic Convertible Arbitrage
Fund (Bermuda) Ltd.                       500,000         32,938            32,938          --              --

Argent Convertible Arbitrage Fund
Ltd.                                    2,000,000        131,752           131,752          --              --

Barclays Capital Securities Ltd.          350,000         23,057            23,057          --              --

BNP Paribas Equity Strategies, SNC      2,000,000        158,649(3)        131,752          --          26,897

BP Amoco PLC, Master Trust                610,000         40,184            40,184          --              --

Campbell Corporation                      133,000          8,762             8,762          --              --

CooperNeff Convertible Strategies
Fund, L.P.                                300,000         19,763            19,763          --              --

Deutsche Banc Alex Brown Inc.           4,368,000        287,747           287,747          --              --

The Estate of James Campbell              102,000          6,719             6,719          --              --

First Union National Bank               8,500,000        559,947           559,947          --              --

HFR Zazove Master Trust                   500,000         32,938            32,938          --              --

Highbridge International LLC            6,500,000        428,195           428,195          --              --

J.P. Morgan Securities, Inc.            5,000,000        329,381           329,381          --              --

Kentfield Trading LTD.                  5,632,000        371,014           371,014          --              --

Merrill Lynch Pierce, Fenner &
Smith, Inc.                               500,000         32,938            32,938          --              --

R2 Investments, LDC                     4,000,000        263,505           263,505          --              --

San Diego County Employees
Retirement Association                  1,000,000         65,876            65,876           --             --

Sturgeon Limited                           46,000          3,030             3,030           --             --


Susquehana Capital Group              $ 3,750,000        247,036           247,036           --             --

UBS AG London Branch                   25,500,000      1,679,842         1,679,842           --             --

Zazove Hedged Convertible Fund, L.P.    2,000,000        131,752           131,752           --             --

Zazove Income Fund LP                   2,000,000        131,752           131,752           --             --

Zurich Institutional Benchmarks           133,000          8,762             8,762           --             --

Zurich Institutional Benchmarks
Master Fund Ltd.                        1,000,000         65,876            65,876           --             --


(1) Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.

(2) Unless otherwise noted, represents shares of common stock issuable upon conversion of notes.

(3) Includes 26,897 shares of common stock beneficially owned prior to the offering.

     With the exception of Merrill Lynch Pierce, Fenner & Smith, Inc., no selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. Merrill Lynch Pierce, Fenner & Smith, Inc. was an initial purchaser of the notes. All of the notes were "restricted securities" under the Securities Act prior to this registration.


          The date of this prospectus supplement is November 16, 2001.